Exhibit 99.2
Concho Resources Inc.
Unaudited Pro Forma Combined Financial Statements
     On July 19, 2010, Concho Resources Inc. (“Concho” or the “Company”) entered into an asset purchase agreement to acquire certain of the oil and natural gas leases, interests, properties and related assets owned by Marbob Energy Corporations and its affiliates (“Marbob”) for aggregate consideration of (i) cash in the amount of $1.45 billion, (ii) the issuance by the Company to Marbob of an 8 percent unsecured promissory note due 2018 in the aggregate principal amount of $150 million and (iii) the issuance to Marbob of approximately 1.1 million shares of the Company’s common stock, subject to purchase price adjustments, which included downward purchase price adjustments based on the exercise of third parties of contractual preferential rights to purchase certain interests in properties to be acquired from Marbob.
     In October 2010, the Company closed the Marbob acquisition. At closing, the Company paid approximately $1.1 billion in cash plus the unsecured promissory note and common stock described above for a total purchase price of approximately $1.4 billion. The total purchase price as originally announced was reduced due to third party contractual preferential rights to purchase certain of the interests in the Marbob properties (“Marbob Acquisition”). The Marbob Acquisition remains subject to certain post-closing adjustments. Certain of the third partiescontractual preferential rights became subject to litigation, as discussed below.
     The Company funded the cash consideration in the Marbob Acquisition with (a) borrowings under the Company’s amended and restated credit facility (“Credit Facility”) and (b) net proceeds of $292.7 million from a private placement of approximately 6.6 million shares of Concho common stock at a price of $45.30 per share that closed on October 7, 2010 (“Private Placement”).Concho paid approximately $7.3 million in transaction costs associated with the Private Placement, which includes the placement agent fee.
     Certain of the Marbob interests in properties contained contractual preferential rights to purchase by third parties if Marbob were to sell them. Marbob informed the Company of its receipt of a notice from BP America Production Company (“BP”) electing to exercise its contractual preferential purchase right to purchase interests in certain of Marbob’s properties as a result of the Marbob Acquisition.
     On July 20, 2010, BP announced it was selling all its assets in the Permian Basin to a subsidiary of Apache Corporation (“Apache”). Marbob and BP owned common interests in certain properties subject to contractual preferential rights to purchase. BP and Apache contested Marbob’s ability to exercise its contractual preferential rights in this situation. As a result, Marbob and the Company filed suit against BP and Apache seeking declaratory judgment and injunctive relief to protect Marbob’s contractual right to have the option to purchase these interests in these common properties.
     On October 15, 2010, the Company and Marbob resolved the litigation with BP and Apache related to the disputed contractual preferential rights. As a result of the settlement, Concho acquired a non-operated interest in substantially all of the oil and natural gas assets subject to the litigation for approximately $286 million in cash (“Preferential Right Acquisition”). The Preferential Right Acquisitionremains subject to certain post-closing adjustments. The Company funded the Preferential Right Acquisition with borrowings under its Credit Facility. The unaudited pro forma combined financial statements do not include the effects of the Preferential Right Acquisition as it is not a significant acquisition under Rule 3-05 of Regulation S-X.
     In October 2010, the Company amendedits Credit Facility simultaneously with the closing of the Marbob Acquisition to increase the borrowing base from $1.2 billion to $2.0 billion. The Company paid its bank group approximately $23.6 million in fees and expenses associated with the amendment to increase the borrowing base.
     The accompanying unaudited pro forma combined financial statements have been prepared to assist investors in their analysis of the financial effects of the Marbob Acquisition. This information is based on the historical financial statements of the Company and Marbob and should be read in conjunction with the Company’s (a) historical audited financial statements and related notes filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the United States Securities and Exchange Commission (“SEC”) on February 26, 2010 and (b) historical unaudited financial statements and related notes filed in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2010 filed with the SEC on November 4, 2010 and Marbob’s historical special-purpose combined financial statements and related notes which are included in this filing.
     The accompanying unaudited pro forma combined balance sheet of Concho as of September 30, 2010 has been prepared to give effect to (i) the Marbob Acquisition, (ii) the increased Credit Facility borrowing base and (iii) the issuance of common stock of Concho in the Private Placement, as if each had occurred on September 30, 2010.

     The accompanying unaudited pro forma combined statements of operations of Concho for the nine months ended September 30, 2010 and the year ended December 31, 2009 have been prepared to give effect to (i) the Marbob Acquisition, (ii) the increased Credit Facility borrowing base and (iii) the issuance of common stock of Concho in the Private Placement, as if each had occurred on January 1, 2009.
     The unaudited pro forma combined financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place on September 30, 2010 or January 1, 2009 and are not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in commodity prices, future acquisitions and divestitures, future development and exploration activities and other factors.

Concho Resources Inc.
Unaudited Pro Forma Combined Balance Sheet
September 30, 2010

			Pro Forma		Pro Forma
	Concho	Marbob	Adjustments		Combined
	(in thousands, except per share amounts)
Assets
Current assets:
Cash and cash equivalents	$357	$—			$357
Accounts receivable, net of allowance for doubtful accounts:
Oil and natural gas	99,402	23,103	(23,103	) (b)	99,402
Joint operations and other	101,421	31,567	(31,567	) (b)	101,421
Related parties	311	—			311
Derivative instruments	23,339	—			23,339
Deferred income taxes	2,551	—			2,551
Prepaid costs and other	11,295	248	(248	) (b)	11,295

Total current assets	238,676	54,918			238,676

Property and equipment, at cost:
Oil and natural gas properties, successful efforts method	3,871,715	896,454	445,270	(a)	5,213,439
Accumulated depletion and depreciation	(692,922)	(429,632)	429,632	(a)	(692,922)

Total oil and natural gas properties, net	3,178,793	466,822			4,520,517
Other property and equipment, net	17,105	14,884	(6,288	) (a)	25,701

Total property and equipment, net	3,195,898	481,706			4,546,218

Deferred loan costs, net	19,544	—	23,617	(c)	43,161
Intangible asset, net - operating rights	35,360	—			35,360
Inventory	20,903	11,316	702	(a)	32,921
Noncurrent derivative instruments	20,105	—			20,105
Other assets	11,189	—			11,189

Total assets	$3,541,675	$547,940			$4,927,630

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable:
Trade	$7,133	$6,938	(6,938	) (b)	$7,133
Related parties	474	—			474
Other current liabilities:
Bank overdrafts	38,551	—			38,551
Revenue payable	40,785	—			40,785
Accrued and prepaid drilling costs	174,000	—			174,000
Derivative instruments	27,104	—			27,104
Other current liabilities	62,098	124,262	(123,033	) (b)	63,443
			116	(a)

Total current liabilities	350,145	131,200			351,490

Long-term debt	688,620	—	830,695	(a)	1,708,334
			159,000	(a)
			23,617	(c)
			6,402	(d)
Deferred income taxes	677,573	—			677,573
Noncurrent derivative instruments	15,713	—			15,713
Asset retirement obligations and other long-term liabilities	21,002	6,543	(287	) (a)	27,258
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value	92	—	7	(a)	100
			1	(a)
Additional paid-in capital	1,270,887	—	292,673	(a)	1,635,921
			72,361	(a)
Net investment for Marbob	—	410,197	(485,250	) (a)	—
			75,053	(b)
Retained earnings	518,853	—	(6,402	) (d)	512,451
Treasury stock, at cost	(1,210)	—			(1,210)

Total stockholders’ equity	1,788,622	410,197			2,147,262

Total liabilities and stockholders’ equity	$3,541,675	$547,940			$4,927,630

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Concho Resources Inc.
Unaudited Pro Forma Combined Statement of Operations
Nine months ended September 30, 2010

			Pro Forma		Pro Forma
	Concho	Marbob	Adjustments		Combined
	(in thousands, except per share amounts)
Operating revenues:
Oil sales	$528,129	$137,880	$(23,267	) (n)	$642,742
Natural gas sales	140,077	72,216	(9,639	) (n)	202,654

Total operating revenues	668,206	210,096			845,396

Operating costs and expenses:
Oil and gas production	122,220	104,463	(58,868	) (g)	162,208
			826	(l)
			(6,433	) (n)
Exploration and abandonments	5,798	—			5,798
Depreciation, depletion and amortization	169,844	40,556	38,951	(e)	249,351
Accretion of discount on asset retirement obligations	1,177	434	(91	) (f)	1,520
Impairments of long-lived assets	9,234	—			9,234
General and administrative	46,141	48,979	(33,626	) (g)	63,369
			1,875	(n)
Bad debt expense	578	—			578
Gain on derivatives not designated as hedges	(62,229)	—			(62,229)

Total operating costs and expenses	292,763	194,432			429,829

Income from operations	375,443	15,664			415,567

Other income (expense):
Interest expense	(34,293)	—	(20,250	) (h)	(66,762)
			(9,000	) (i)
			646	(j)
			(3,865	) (k)
Other, net	(3,898)	776	3,198	(m)	(435)
			(511	) (n)

Total other expense	(38,191)	776			(67,197)

Income before income taxes	337,252	16,440			348,370
Income tax expense	(124,766)	—	(4,436	) (o)	(129,202)

Net income	$212,486	$16,440			$219,168

Basic earnings per share:
Net income per share	$2.35				$2.23

Weighted average shares used in basic earnings per share	90,361		7,727	(p)	98,088

Diluted earnings per share:
Net income per share	$2.32				$2.21

Weighted average shares used in diluted earnings per share	91,631		7,727	(p)	99,358

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Concho Resources Inc.
Unaudited Pro Forma Combined Statement of Operations
Year ended December 31, 2009

			Pro Forma		Pro Forma
	Concho	Marbob	Adjustments		Combined
	(in thousands, except per share amounts)
Operating revenues:
Oil sales	$425,361	$129,585	$(22,493	) (n)	$532,453
Natural gas sales	119,086	62,030	(8,007	) (n)	173,109

Total operating revenues	544,447	191,615			705,562

Operating costs and expenses:
Oil and gas production	108,118	40,691	477	(l)	142,384
			(6,902	) (n)
Exploration and abandonments	10,660	—	103	(l)	10,763
Depreciation, depletion and amortization	206,143	49,144	18,262	(e)	273,549
Accretion of discount on asset retirement obligations	1,058	629	(104	) (f)	1,583
Impairments of long-lived assets	12,197	—	868	(l)	13,065
General and administrative	52,277	10,426	779	(n)	63,467
			(15	) (l)
Bad debt expense	(1,035)	—			(1,035)
(Gain) loss on derivatives not designated as hedges	156,857	—			156,857

Total operating costs and expenses	546,275	100,890			660,633

Income (loss) from operations	(1,828)	90,725			44,929

Other income (expense):
Interest expense	(28,292)	(35)	(24,461	) (h)	(69,072)
			(12,000	) (i)
			869	(j)
			(5,153	) (k)
Other, net	(414)	568	215	(l)	(412)
			(781	) (n)

Total other expense	(28,706)	533			(69,484)

Income (loss) before income taxes	(30,534)	91,258			(24,555)
Income tax benefit (expense)	20,732	—	(2,386	) (o)	18,346

Net income (loss)	$(9,802)	$91,258			$(6,209)

Basic earnings per share:
Net income (loss) per share	$(0.12)				$(0.07)

Weighted average shares used in basic earnings per share	84,912		7,727	(p)	92,639

Diluted earnings per share:
Net income (loss) per share	$(0.12)				$(0.07)

Weighted average shares used in diluted earnings per share	84,912		7,727	(p)	92,639

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Concho Resources Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
September 30, 2010 and December 31, 2009
Note A. Basis of Presentation
     The accompanying unaudited pro forma combined balance sheet of Concho as of September 30, 2010 has been prepared to give effect to (i) the Marbob Acquisition, (ii) the increased Credit Facility borrowing base and (iii) the issuance of common stock of Concho in the Private Placement, as if each had occurred on September 30, 2010.
     The accompanying unaudited pro forma combined statements of operations of Concho for the nine months ended September 30, 2010 and the year ended December 31, 2009 have been prepared to give effect to (i) the Marbob Acquisition, (ii) the increased Credit Facility borrowing base and (iii) the issuance of common stock of Concho in the Private Placement, as if each had occurred on January 1, 2009.
     Following are descriptions of the individual columns included in the accompanying unaudited pro forma combined financial statements and notes to unaudited pro forma combined financial statements:
Concho -	Represents historical consolidated balance sheet of Concho as of September 30, 2010 and the historical consolidated results of operations of Concho for the nine months ended September 30, 2010 and for the year ended December 31, 2009. Concho applies the successful efforts method for accounting for their oil and natural gas properties.

Marbob -	Represents historical combined balance sheet of Marbob as of September 30, 2010 and the historical combined statements of operations of Marbob for the nine months ended September 30, 2010 and for the year ended December 31, 2009. Marbob applied the full cost method for accounting for their oil and natural gas properties. Also included are assets and results of operations that the Company did not ultimately purchase due to the exercise of contractual preferential rights and certain other excluded assets and obligations, as well as certain insignificant overriding royalty interests of a certain affiliate of Marbob.
Note B. Method of Accounting for the Marbob Acquisition
     Concho will account for the Marbob Acquisition using the purchase method of accounting for business combinations. Concho is deemed to be the acquirer of Marbob for purposes of accounting for the Marbob Acquisition. The purchase method of accounting requires Concho to record the assets and liabilities of Marbob at their fair values. The purchase price of the net assets acquired will be based on the respective fair values. The initial purchase price allocation is preliminary and subject to adjustment.
Note C. Concho Pro Forma Adjustments
(a)	To record the Marbob Acquisition in accordance with the terms of the purchase agreement for $1.4 billion of consideration. The financing of the cash portion of the Marbob Acquisition was through fundings under the Credit Facility and the Private Placement.See Notes D and E for additional information.

The allocation of the purchase price to Marbob assets and liabilities is preliminary and, therefore, subject to change. Any future adjustments to the allocation of the total purchase price are not anticipated to be material to Concho’s consolidated financial statements.

Concho Resources Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
September 30, 2010 and December 31, 2009
The following table represents the preliminary allocation of the total purchase price of the Marbob Acquisition to the acquired assets and liabilities and the consideration paid for the Marbob Acquisition. The allocation represents the fair values assigned to each of the assets acquired and liabilities assumed:

(in thousands)

Fair value of Marbob Acquisition net assets:
Proved oil and natural gas properties	$1,008,823
Unproved oil and natural gas properties	332,901
Other long-term assets	20,614

Total assets acquired	1,362,338

Asset retirement obligations assumed	(7,601)

Total purchase price	$1,354,737

Fair value of consideration paid for Marbob Acquisition net assets:
Cash consideration paid	$830,695
Marbob $150 million senior unsecured 8% note, due 2018 (1)	159,000
Common stock, $0.001 par value; 1,103,752 shares issued (2)	72,362
Private Placement common stock, $0.001 par value; 6,600,000 shares issued, see Note E	292,680

Total purchase price	$1,354,737

(1)	The Marbob $150 million senior unsecured 8% note has an estimated fair value at September 30, 2010 of apporximately $159 million.

(2)	The Concho common stock issued to Marbob was valued at Concho’s average of the high and low price on September 30, 2010 of $65.56 per share.
(b)	To adjust certain assets and liabilities that Concho did not acquire or assume in the Marbob Acquisition.

(c)	To record the deferred loan costs paid related to the credit facility.See Note D.

(d)	To record additional estimated transaction costs not incurred as of September 30, 2010.

(e)	To adjust (i) depletion expense for the additional basis allocated to oil and natural gas properties acquired and accounted for using the successful efforts method of accounting, (ii) historical depreciation for certain other propertyand equipment not acquired and (iii) depreciation for the allocated fair value to other propertyand equipment.

(f)	To adjust accretion for the acquired asset retirement obligations.

(g)	To adjust oil and natural gas production expense and general and administrative expense for a bonus primarily attributable to amounts paid to Marbob employees for the successful completion of the Marbob Acquisition. See Note F.

(h)	To record interest expense associated with the cashportion of the purchase price of the Marbob Acquisition funded utilizing borrowings under the Credit Facility,payment of deferred loancosts on the Credit Facility and payment of transaction costs associated with the Marbob Acquisition.The interest ratesofapproximately3.1% and 2.8% used to determine such interest expense represent Concho’s estimated average borrowing rate on outstanding bank indebtedness for the nine months ended September 30, 2010 and the year ended December 31, 2009, respectively. These rates would not be materially different under the pricing terms of the Credit Facility, as compared to the pricing terms of Concho’s previous credit facility.

Concho Resources Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
September 30, 2010 and December 31, 2009
(i)	To record the cash interest expense related to the Marbob $150 million senior unsecured 8% note, due 2018.

(j)	To record interest expense related to the amortization of the premium on the Marbob $150 million senior unsecured 8% note, due 2018.

(k)	To record amortization related to new deferred loan costs.

(l)	To adjust items capitalized under the full cost method which should be expensed under the successful efforts method of accounting.

(m)	To eliminatetransaction costs for the Marbob Acquisition included in the historical results of operations for Concho and Marbob during the nine months ended September 30, 2010.

(n)	To adjust the cash revenues and expenses associated with the assets and related obligations which Concho did not acquire in the Marbob Acquisition.

(o)	To adjust income tax expense to a 39.9% estimated effective tax rate for the Marbob Acquisition which includes the estimated effect of federal and state income taxes.

(p)	To adjust Concho’s weighted average basic and diluted common shares outstanding for the nine months ended September 30, 2010 and the year ended December 31, 2009, as a result of the Concho common stock issued to Marbob and in the Private Placement.

The following table provides the calculation of the Concho’s historical weighted average basic and diluted outstanding shares to Concho’s pro forma weighted average basic and diluted outstanding shares:

	Nine Months	Year
	Ended	Ended
	September 30,	December 31,
(in thousands)	2010	2009
Basic:
Concho’s historical weighted average shares outstanding	90,361	84,912
Shares issued to Marbob	1,104	1,104
Shares issued in Private Placement	6,623	6,623

Pro forma weighted average shares outstanding	98,088	92,639

Diluted:
Concho’s historical weighted average shares outstanding (1)	91,631	84,912
Shares issued to Marbob	1,104	1,104
Shares issued in Private Placement	6,623	6,623

Pro forma weighted average shares outstanding (1)	99,358	92,639

(1)	The historical Concho and pro forma combined statements of operations had a net loss for the year ended December 31, 2009, thus diluted shares equal basic shares.

Concho Resources Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
September 30, 2010 and December 31, 2009
Note D. Credit Facility
     In October 2010, the Company amended its Credit Facility simultaneously with the closing of the Marbob Acquisition to increase the borrowing base from $1.2 billion to $2.0 billion.
Note E. Common Stock Private Placement
     On July 19, 2010, the Company entered into a common stock purchase agreement with certain third-party accredited investors to sell 6,622,517 shares of its common stock at a price of $45.30 per share in a private placement for aggregate cash consideration of approximately $300 million. Also, the Company entered into a registration rights agreement with the investors. The Company paid approximately $7.3 million in transaction costs, which includes the placement agent fee. The common stock was issued and sold simultaneously with the closing of the Marbob Acquisition in October 2010.
Note F. Marbob Acquisition Bonus
     The Marbob historical statement of operations for the nine months ended September 30, 2010 includes bonuses of approximately $107.4 million to Marbob employees upon closing of the Marbob Acquisition. A significant portion of the bonus is attributable to amounts paid for the successful completion of the Marbob Acquisition. Under its annual bonus program, Marbob would have paid no more than $12 million in annual bonuses for the year ended December 31, 2010.
Note G. Litigation
     Certain of the Marbob interests in properties contained contractual preferential rights to purchase by third parties if Marbob were to sell them. Marbob informed the Company of its receipt of a notice from BP America Production Company (“BP”) electing to exercise its contractual preferential purchase right to purchase interests in certain of Marbob’s properties as a result of the Marbob Acquisition.
     On July 20, 2010, BP announced it was selling all its assets in the Permian Basin to a subsidiary of Apache Corporation (“Apache”). Marbob and BP owned common interests in certain properties subject to contractual preferential rights to purchase. BP and Apache contested Marbob’s ability to exercise its contractual preferential rights in this situation. As a result, Marbob and the Company filed suit against BP and Apache seeking declaratory judgment and injunctive relief to protect Marbob’s contractual right to have the option to purchase these interests in these common properties.
     On October 15, 2010, the Company and Marbob resolved the litigation with BP and Apache related to the disputed contractual preferential rights. As a result of the settlement, Concho acquired a non-operated interest in substantially all of the oil and natural gas assets subject to the litigation for approximately $286 million in cash.
     The unaudited pro forma combined financial statements do not include the effects of the Preferential Right Acquisition as it is not a significant acquisition under Rule 3-05 of Regulation S-X.

Concho Resources Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
September 30, 2010 and December 31, 2009
Note H. Supplementary Pro Forma Information for Oil and Natural Gas Producing Activities
     The following tables present supplementary pro forma information for oil and natural gas producing activities.
     Pro Forma Reserve Quantity Information
     The following table sets forth the changes in net proved reserve quantities of oil and natural gas and total proved reserves of Concho, Marbob and on a Pro Forma Combined basis, with related pro forma adjustments, for the year ended December 31, 2009:

	Concho			Marbob			Pro Forma Adjustments(a)			Pro Forma Combined
	Oil and			Oil and			Oil and			Oil and
	Condensate	Natural Gas	Total	Condensate	Natural Gas	Total	Condensate	Natural Gas	Total	Condensate	Natural Gas	Total

	(MBbls)	(MMcf)	(MBoe)	(MBbls)	(MMcf)	(MBoe)	(MBbls)	(MMcf)	(MBoe)	(MBbls)	(MMcf)	(MBoe)
Total Proved Reserves:
Balance, January 1, 2009	86,285	305,948	137,275	34,748	147,301	59,298	(7,492)	(26,997)	(11,990)	113,541	426,252	184,583
Purchase of minerals-in-place	13,916	38,096	20,265	—	116	19	—	—	—	13,916	38,212	20,284
Sales of minerals-in-place	(18)	(315)	(71)	—	—	—	—	—	—	(18)	(315)	(71)
Discoveries and extensions	47,750	109,150	65,942	3,303	13,943	5,627	(50)	20	(47)	51,003	123,113	71,522
Revisions of previous estimates	1,421	(14,400)	(977)	2,593	10,870	4,405	(915)	(2,262)	(1,294)	3,099	(5,792)	2,134
Production	(7,336)	(21,568)	(10,931)	(2,251)	(12,923)	(4,405)	381	1,709	666	(9,206)	(32,782)	(14,670)

Balance, December 31, 2009	142,018	416,911	211,503	38,393	159,307	64,944	(8,076)	(27,530)	(12,665)	172,335	548,688	263,782

Proved Developed Reserves:
January 1, 2009	46,661	179,124	76,515	20,946	113,303	39,830	(5,040)	(20,378)	(8,436)	62,567	272,049	107,909
December 31, 2009	66,578	222,776	103,707	23,597	122,507	44,015	(4,793)	(19,004)	(7,960)	85,382	326,279	139,762

Proved Undeveloped Reserves:
January 1, 2009	39,624	126,824	60,760	13,802	33,998	19,468	(2,452)	(6,619)	(3,554)	50,974	154,203	76,674
December 31, 2009	75,440	194,135	107,796	14,796	36,800	20,929	(3,283)	(8,526)	(4,705)	86,953	222,409	124,020

(a)	To adjust certain assets not acquired in the Marbob Acquisition. See Note A.

Concho Resources Inc.
Notes to Unaudited Pro Forma Combined Financial Statements
September 30, 2010 and December 31, 2009
     Pro Forma Standardized Measure of Discounted Future Net Cash Flows
     The following table sets forth the standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves of Concho, Marbob and on a Pro Forma Combined basis, with related pro forma adjustments, as of December 31, 2009:

			Pro Forma		Pro Forma
(in thousands)	Concho	Marbob	Adjustments(a)		Combined
Oil and gas producing activities:
Future cash inflows	$10,145,876	$2,786,575	$(559,293)		$12,373,158
Future production costs	(2,956,257)	(823,169)	139,062		(3,640,364)
Future development and abandonment costs	(1,272,695)	(266,422)	54,962		(1,484,155)
Future income tax expense	(1,807,582)	—	(501,790	) (b)	(2,309,372)

Future net cash flows	4,109,342	1,696,984	(867,059)		4,939,267
10% annual discount factor	(2,187,313)	(939,434)	481,233		(2,645,514)

Standardized measure of discounted future cash flows	$1,922,029	$757,550	$(385,826)		$2,293,753

(a)	To adjust certain assets not acquired in the Marbob Acquisition. See Note A.

(b)	To adjust future income tax expense due to Marbob not being subject to income taxes. All properties will be subject to income taxes in Concho’s organizational structure.
      Pro Forma Changes in Standardized Measure of Discounted Future Net Cash Flows
     The following table sets forth the changes in the standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves of Concho, Marbob and on a Pro Forma Combined basis, with related pro forma adjustments, for the year ended December 31, 2009:

			Pro Forma		Pro Forma
(in thousands)	Concho	Marbob	Adjustments(a)		Combined
Oil and gas producing activities:
Purchases of minerals-in-place	$403,242	$160	$—		$403,402
Sales of minerals-in-place	(953)	—	—		(953)
Extensions and discoveries	844,742	60,998	(1,054)		904,686
Net changes in prices and production costs	220,372	102,378	(23,922)		298,828
Oil and gas sales, net of production costs	(436,329)	(150,924)	24,075		(563,178)
Changes in future development costs	49,626	16,799	3,617		70,042
Revisions of previous quantity estimates	(19,234)	61,766	(4,024)		38,508
Accretion of discount	162,844	60,405	(13,118)		210,131
Changes in production rates, timing and other	(87,960)	1,917	459,590		373,547

Change in present value of future net revenues	1,136,350	153,499	445,164		1,735,013
Net change in present value of future income taxes	(413,306)	—	(226,939	) (b)	(640,245)

	723,044	153,499	218,225		1,094,768
Balance, beginning of year	1,198,985	604,051	(604,051)		1,198,985

Balance, end of year	$1,922,029	$757,550	$(385,826)		$2,293,753

(a)	To adjust certain assets not acquired in the Marbob Acquisition. See Note A.

(b)	To adjust future income tax expense due to Marbob not being subject to income taxes. All properties will be subject to income taxes in Concho’s organizational structure.